EX-99.h.2

FUND SERVICES AGREEMENT

This agreement, dated November 17, 2023 (this “Agreement”), is between the parties listed in Annex I (each individually, the “Customer”), and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”) with a place of business at 70 Fargo Street, Boston, MA 02210.

1.	INTENTION OF THE PARTIES; DEFINITIONS
1.1.	Intention of the Parties.
(a)	The Customer is an open-end management investment company registered under the Investment Company Act of 1940 (as amended), with the purpose of investment of its assets in certain types of securities and instruments, as more fully described in the Customer’s Registration Statement, as amended from time to time.
(b)	The Customer wishes to appoint J.P. Morgan as its administrator to provide services to the Customer, as described hereinafter, for the period and on the terms set forth in this Agreement.
(c)	J.P. Morgan has agreed to provide such services to the Customer in accordance with this Agreement. J.P. Morgan will be responsible for the performance of only those duties expressly set forth in this Agreement. The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement.
1.2.	Definitions; Interpretation.
(a)	Definitions

As used herein, the following terms have the meaning hereinafter stated:

“AML/Sanctions Requirements” means (a) any Applicable Law (including but not limited to the rules and regulations of the United States Office of Foreign Assets Control) applicable to J.P. Morgan, or to any J.P. Morgan Affiliate engaged in servicing any Account, which governs (i) money laundering, the financing of terrorism, insider dealing or other unlawful activities, or the use of financial institutions to facilitate such activities or (ii) transactions involving individuals or institutions which have been prohibited by, or subject to, sanctions of any governmental authority; and (b) any J.P. Morgan policies and procedures reasonably designed to assure compliance with any such Applicable Law.

“Applicable Law” means, with respect to a party, any applicable statute, ordinance, treaty, rule, regulation or law (including common law) and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or Governmental Authority.

“Authorized Person” means any person who has been designated by written notice from the Customer (or by written notice as provided by any agent designated by the Customer, including the Investment Adviser) to act on behalf of the Customer under this Agreement, and any person who has been given an access code by a security administrator appointed by Customer which allows the provision of Instructions. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon, Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Confidential Information” means all information regarding this Agreement, the Customer’s business including that of its Related Bodies Corporate and Representatives, which J.P. Morgan receives in the course of providing services under this Agreement, Customer Data, personal information, and any documents disclosed in connection with the Services or pursuant to the relationship between the parties such as Customer’s financial models, processes, contracts, historical or projected financial information, organisational or operating data, strategic or management plans, customer information or lists, and complaints, as well as all Intellectual Property Rights of the Customer whether received before or after the date hereof. Nevertheless, the term Confidential Information does not include (i) information that is or becomes available to the general public other than as a direct result of: (A) J.P. Morgan’s breach of the terms of this Agreement, or (B) a breach of duty of confidence owed by an agent, subcontractor, or delegate appointed by J.P. Morgan, to J.P. Morgan, (ii) information that J.P. Morgan develops independently without using the Customer’s Confidential Information, (iii) information which J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to the Customer with respect to that information, or (iv) information that the Customer has designated as non-confidential or consented be disclosed.

“Customer Data” means (i) all data and information (including, but not limited to, any personal information) submitted by the Customer Group, its Authorized Persons, or service providers to J.P. Morgan by or on behalf of the Customer or any member of Customer Group in any way connected with the Services being provided under this Agreement; (ii) all data or information otherwise received by J.P. Morgan, directly or indirectly, concerning the Customer Group or its Authorized Persons in any way connected with the Services being provided under this Agreement (iii) all electronic data, copies, derivatives, compilations or metadata (where the metadata in whole or in part identifies, or directly relates to, the Customer, Customer Group or its Authorized Persons) in respect of the Customer Data pursuant to paragraphs (i) and (ii) above. “Metadata” for the above purposes excludes metadata of J.P. Morgan that applies to J.P. Morgan’s customers generally and does not identify in whole or in part, or directly relate to, the Customer, Customer Group or its Authorized Persons.

“Customer Group” means Customer and its Related Bodies Corporate.

“Data” is defined in Annex III and includes Specialist Agency Data.

“Dependencies” has the meaning set forth in Section 2.1(e).

“ETF Agency Services Agreement” means the agreement between the Customer on behalf of its series and J.P. Morgan, dated November 17, 2023 related to certain exchange-traded fund agency services.

“Governing Documents” means, as applicable, the certificate of incorporation, bylaws, memorandum of association and articles of association, certificate of formation, limited partnership agreement, limited liability company agreement, investment management agreement or other governing documents of the Customer, as amended from time to time.

“Governmental Authority” means any government or any agency, bureau, board, commission, department regulatory authority, ministry, official, political subdivision, taxing authority, revenue authority, tribunal, self-regulatory organisation, or other instrumentality of any government having authority in the United States or any other nation, whether federal, state, provincial or local.

“Initial Term” has the meaning given to it in Section 7.1.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person.

“Intellectual Property Rights” means all intellectual property rights in the United States and throughout the world, as at or after the date of this Agreement, including but not limited to:

(i)	patents, copyright, rights in circuit layouts, registered designs, trade or service marks, trade, business or company names, indication of source or appellation of origin, and any right to have confidential information kept confidential;
(ii)	any application or right to apply for registration of, or assert or waive, any of the rights referred to in paragraph (a); and
(iii)	trade secrets, ideas, concepts, materials, know-how and techniques.

“Investment Adviser” means any person or entity appointed as investment adviser, investment manager, general partner, or managing member of the Customer, or in a similar capacity, in accordance with the Governing Documents.

“J.P. Morgan Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on a party’s own income) or expenses of any kind whatsoever (whether actual or contingent and including, without limitation, attorneys’, accountants’, consultants’ and experts’ fees and disbursements reasonably incurred) and outstanding from time to time.

“Offering Documents” means, as applicable the Registration Statement, prospectus, offering memorandum, statement of additional information, and any other offering documentation of the Customer as supplemented, updated or amended from time to time.

“Products” has the meaning given to it in Annex III.

“Related Body Corporate” means, in respect of a person or entity, any person or entity controlling, controlled by or under common control with that person or entity.

“Registration Statement” means the registration statement on Form N-1A of the Customer, filed under the Securities Act of 1933 (as amended) and the Investment Company Act of 1940 (as amended), as amended or supplemented from time to time.

“Reports” means the reports issued by J.P. Morgan in connection with the provision of the Services.

“Representative” means a director, officer, employee, agent, subcontractor, or delegate of a Party or its Related Bodies Corporate.

“Security Procedure” means the applicable security procedure to be followed by the Customer (and its Authorized Persons) and/or by J.P. Morgan, so as to enable J.P. Morgan to verify that such Instruction is authorized. The applicable Security Procedure for different types of Instructions may be set forth in the service level documentation in effect from time to time with respect to the Services set forth in this Agreement or in separate documentation, and may be updated by J.P. Morgan from time to time upon notice to the Customer, such notice to be provided on reasonable advance notice except where such advance notice is not reasonably practicable (in which case J.P. Morgan must do so promptly after the change). A Security Procedure may, without limitation, involve the use of User Codes, dual-factor authentication or telephone call backs, or third party utilities. For the avoidance of doubt, an authenticated SWIFT message issued in the name of the Customer through any third party utility that J.P. Morgan has approved as a utility through which Instructions may be provided hereunder, shall be deemed to have been verified through a Security Procedure.

“Services” means the services and Reports provided to each Customer as described in Schedule 1 to this Agreement (as amended, supplemented or modified from time to time), and as may be modified with respect to any particular Customer in Annex I.

“Services Commencement Date” means the date agreed by the parties.

“Specialist Agency” means any person (including, where data is provided by J.P. Morgan, an Affiliate of J.P. Morgan) who provides software, information or the means of obtaining information on security prices, derivative prices, foreign exchange, credit ratings, performance measurement or any other information obtained by J.P. Morgan or the Customer (as relevant) in connection with the services provided under this Agreement (including, index return providers, security characteristics providers, and Value-at-Risk providers).

“Specialist Agency Data” is defined in Section 5.3.

“Shares” means the securities (as defined in the Securities Act of 1933 (as amended)) issued by the Customer.

“Trading Decisions” has the meaning given to it in Section 2.1(c).

“User Code” means a password digital certificate, identifier, security device, algorithm, encryption or other similar procedure used by the Customer or an Authorized Person to access J.P. Morgan’s systems, applications or Products or to issue Instructions to J.P. Morgan.

“Website Portal” means the J.P. Morgan Markets portal made available at www.jpmm.com to the Customer or such other web-interface made available and notified to the Customer in writing in respect of the Services.

(b)	Interpretation
(i)	Headings are for reference and convenience only and are not intended to affect interpretation.
(ii)	References to Sections are to Sections of this Agreement and references to paragraphs are to paragraphs of the Sections in which they appear.
(iii)	Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine.
(iv)	Unless the context requires otherwise, a reference to this Agreement includes each Schedule, Appendix and Annex to this Agreement and references to numbered sections shall be to sections in the Agreement, Schedule and Appendices.
(v)	Use of the term “including” or similar expression shall be deemed to mean “including but not limited to”
(vi)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.
(vii)	For the purposes of this Agreement, a reference to an agent, delegate or subcontractor of J.P. Morgan means such agent, delegate or subcontractor that J.P. Morgan appoints to provide Services that J.P. Morgan is required to provide to the Customer under this Agreement and for the avoidance of doubt excludes Specialist Agencies.

(viii)	Unless the context requires otherwise, any reference to a statute or a statutory provision shall include such statute or provision as from time to time modified to the extent such modification applies to any service provided hereunder. Any reference to a statute or a statutory provision shall also include any subordinate legislation made from time to time under that statute or provision.
2.	WHAT J.P. MORGAN IS REQUIRED TO DO
2.1.	The Services.
(a)	The Customer appoints J.P. Morgan to provide, and J.P. Morgan agrees to provide, the Services to the Customer in accordance with and subject to the terms of this Agreement.
(b)	In providing the Services under this Agreement, including compiling and producing Reports and providing those Reports to the Customer, J.P. Morgan is performing an administrative function for the Customer and is acting solely as agent for the Customer and not as a fiduciary for the Customer, the Investment Adviser or any other third party with respect to the Services under this Agreement, even if J.P. Morgan or a J.P. Morgan Affiliate separately acts in a fiduciary capacity with respect to the Customer. The Customer is responsible for determining that the Services are appropriate for the Customer’s use.
(c)	In providing the Services under this Agreement, J.P. Morgan has no duty to undertake any other service for the Customer (except as expressly set out in the Services). The Customer acknowledges that J.P. Morgan is not making any recommendation or providing any legal, tax or investment advice in providing the Services. The Customer agrees that the provision of Reports by J.P. Morgan will not be taken in any way to constitute advice from J.P. Morgan as to any matter including decisions in relation to buying, selling or holding any investment, emulation, rebalancing, asset allocation, hedging, treasury or risk management, or any other trading or investment decision (collectively, “Trading Decisions”), which transactions to enter into or which investment manager to engage or remove.
(d)	The Customer acknowledges and agrees (i) that J.P. Morgan will make use of various calculation methodologies and assumptions in performing the Services and preparing the Reports, (ii) that it has had an opportunity to make inquiries regarding such methodologies and assumptions, (iii) to J.P. Morgan’s use of such methodologies and assumptions in preparing the Reports and performing the Services, whether or not the Customer availed itself of the opportunity to make inquiries, and (iv) that J.P. Morgan may rely on such methodologies and assumptions for the valuation of holdings, and that any such valuation is an indicative value and does not indicate the actual terms on which the holding could be liquidated.
(e)	The Customer agrees that J.P. Morgan’s ability to provide the Services and comply with the terms of this Agreement is dependent upon the performance of actions or obligations by the Customer or the Investment Adviser, or by any person (other than J.P. Morgan) (the “Dependencies”). In any period during which the Dependencies are not met, the parties will cooperate to ensure that such period is kept as short as reasonably possible and J.P. Morgan will use commercially reasonable efforts to provide the Services, provided that J.P. Morgan shall not be obliged to incur additional costs to do so. The Dependencies are as follows:
(i)	the Customer or the Investment Adviser performing any responsibility set forth in any service-level document or any other documents agreed to between the parties from time to time;
(ii)	the Customer, the Investment Adviser and other service providers of the Customer or the Investment Adviser whose cooperation is reasonably required in order for J.P. Morgan to provide the Services, providing such cooperation, information, documentation, data, notice and

Instructions to J.P. Morgan promptly, accurately, adequately and completely and in accordance with any agreed formats or timelines to allow J.P. Morgan to provide the Services;

(iii)	any information provided to J.P. Morgan by or on behalf of the Customer or the Investment Adviser, or which was prepared or maintained by the Customer or Investment Adviser, or any third party (other than a sub-contractor of J.P. Morgan) on their behalf, being authorized, accurate and complete;
(iv)	the continuation in force of all agreements between the Customer or the Investment Adviser, as applicable, and any third party provider, upon which J.P. Morgan relies in providing the Services and which are not being provided by a J.P. Morgan Affiliate;
(v)	any warranty, representation, covenant or undertaking made by the Customer under this Agreement being and remaining true and correct at all times;
(vi)	communications systems in respect of activities which interface with the Services being and remaining fully operational (whether such systems are operated by the Customer, the Investment Adviser or a third party (as instructed by the Customer or the Investment Adviser));
(vii)	markets on which the Customer’s securities or derivatives are traded are operating normally, and no cessation or suspension of trading of any securities or derivatives held by the Customer on any market;
(viii)	any information provided to J.P. Morgan by any Specialist Agent being accurate and complete; and
(ix)	any data that is transitioned to J.P. Morgan prior to the time it begins to provide the Services being accurate and complete.
2.2.	No Duty to Monitor Compliance.

The Customer acknowledges that the duty of J.P. Morgan in its capacity as the provider of any of the Services:

(i)	is not a duty to monitor the compliance of the Customer or its delegates (including any Investment Adviser) or any other person with any restriction or guideline imposed on the Customer or the Investment Adviser by the Governing Documents, Offering Documents, or any other document, or by Applicable Law (other than as specifically set out in this Agreement);
(ii)	does not extend to enforcing compliance of the Customer, the Investment Adviser or their delegates or any other person with any such restrictions or guidelines; and
(iii)	except as expressly set out in the Services, does not extend to taking any action on behalf of the Customer as a consequence of preparing the Reports and providing them to the Customer.
2.3.	No Responsibility for Tax Returns.

J.P. Morgan is not responsible for filing any tax reports or returns on behalf of the Customer. The tax services provided by J.P. Morgan shall be limited to those tax services expressly listed in Schedule 1 (Scope of Services) (“Tax Services”). J.P. Morgan is authorized to provide some or all of the Tax Services through use of a third-party vendor and Customer agrees that any claims in connection with the Tax Services shall be asserted against J.P. Morgan (subject to the terms of this Agreement) and not the third-party vendor. Customer hereby waives its right to assert a claim or commence proceedings against J.P. Morgan’s tax service provider in connection with the Tax Services and acknowledges that J.P. Morgan’s tax service provider accepts no responsibility or liability to Customer in connection with the Tax Services.

2.4.	Access to J.P. Morgan’s Records.
(a)	J.P. Morgan shall maintain, and shall procure that its subcontractors, delegates and agents maintain, such records and documents as are required by Applicable Law applicable to J.P. Morgan and such subcontractors, delegates and agents in the provision of the Services. J.P. Morgan is authorized to maintain such records and documents on magnetic tape or disc, or on any other mechanical or electronic system; provided that they are capable of being reproduced in legible form in accordance with Applicable Laws applicable to J.P. Morgan as a service provider under this Agreement.
(b)	J.P. Morgan will, upon reasonable written notice, allow the Customer and the Investment Adviser (and/or the Customer’s auditors and independent public accountants if required for their examination of books and records pertaining to the Customer’s affairs) reasonable access to the records of J.P. Morgan relating to the Customer.
(c)	The Customer shall reimburse J.P. Morgan for the reasonable cost of copying, collating and researching archived information.
2.5.	Compliance with Laws and Regulations.
(a)	J.P. Morgan will, in the performance of the Services, comply with Applicable Law that applies to J.P. Morgan in its provision of the Services. The Customer shall comply with Applicable Law in the United States and in each jurisdiction that the Customer conducts business or offers Shares, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services or the marketing of the Customer.
(b)	J.P. Morgan is not responsible and shall not be liable for any Liabilities incurred or suffered by any person, whether on their own account or for the account of the Customer, as a result of the failure of the Customer, its Authorized Persons, the Investment Adviser or any other third party to comply with the Applicable Laws of any country or jurisdiction in which Shares are offered.
2.6.	Change Control.
(a)	If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services) (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the other party, specifying in as much detail as is reasonably practicable the nature of the Change. J.P. Morgan shall maintain a log of all Change Requests.
(b)	Promptly following the receipt of a Change Request, the parties shall agree whether to implement the Change Request, whether the fees should be modified in light of the change to the Services, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request.
(c)	If a change to Applicable Law requires a change to the provision of Services, the parties shall follow the processes set forth in this Section to initiate a Change Request. If the change in Applicable Law results in a Change or an increase in J.P. Morgan’s costs or risk associated with provision of its services contemplated by this Agreement, J.P. Morgan shall be entitled to an appropriate increase in the fees contemplated by Section 4.1 with the amount of such increase to be agreed in writing between the parties. J.P. Morgan shall bear its own costs with respect to implementing such a Change Request based upon a change in Applicable Law, except that:
(i)	J.P. Morgan shall be entitled to charge the Customer reasonable expenses for any Changes to software that has been developed or customized soley for the Customer, with such changes to be agreed in writing between the parties; and

(ii)	J.P. Morgan shall be entitled to charge the Customer reasonable expenses for any Changes required as a result of the change in Applicable Law affecting the Customer in a materially different way than it affects J.P. Morgan’s other customers, or which the Customer wishes J.P. Morgan to implement in a way different from how J.P. Morgan reasonably intends to implement for its other customers, with such charges to be agreed in writing between the parties.
(d)	If the parties agree to implement a Change, the parties shall agree in writing and/or document in an amendment to this Agreement (if appropriate), without unreasonable delay, such agreed Change including any applicable fees and changes to the scope of the Services, service levels or any other terms of this Agreement.
(e)	The parties agree that subject to the terms of this Agreement (including for the avoidance of doubt this Section 2.6) additional entities may become party to this Agreement by signing a joinder to this Agreement in the form set forth in Annex II.
2.7.	Report Corrections.

J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of the Customer shall be subject to the NAV error correction policy and procedures attached to this Agreement as Appendix A to Schedule 1of this Agreement.

3.	INSTRUCTIONS
3.1.	Acting on Instructions; Unclear Instructions.
(a)	The Customer authorizes J.P. Morgan to accept and act upon any Instructions received by it without inquiry, subject to those inquiries specified in the definition of “Instruction” in Section 1.2 of this Agreement, and J.P. Morgan will act upon any Instructions of the Customer in accordance with this Agreement. The Customer is solely responsible for the accuracy and completeness of Instructions, their proper delivery to J.P. Morgan, for updating Instructions as may be necessary to ensure their continued accuracy and completeness, and for monitoring their status. J.P. Morgan will not be responsible for any Liabilities resulting from the Customer’s failure to perform these responsibilities. The Customer will indemnify J.P. Morgan in accordance with Section 6.1(c) for Liabilities J.P. Morgan incurs as a result of any action or omission taken by J.P. Morgan in accordance with any Instruction, subject to the limitations in that Section.
(b)	To the extent possible, Instructions to J.P. Morgan shall be sent via an encrypted, electronic means using technology consistent with industry standards, or a trade information system acceptable to J.P. Morgan.
(c)	J.P. Morgan shall promptly notify the Customer if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction and shall promptly seek to clarify the Instruction with the Customer. J.P. Morgan may decline to act upon an Instruction if it does not receive missing information, clarification or confirmation satisfactory to it (acting reasonably) and will promptly notify the Customer if it is declining to act upon an Instruction. Subject to J.P. Morgan acting in accordance with its standard of care in Section 6.1(a), J.P. Morgan will not be liable for any Liabilities arising from any reasonable delay in carrying out any such Instruction while it seeks any such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive such missing information, clarification or confirmation satisfactory to it (acting reasonably).
3.2.	Verification and Security Procedures.
(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedures to permit J.P. Morgan to verify the authenticity of Instructions.

(b)	The Customer acknowledges that the Security Procedure is designed to verify the authenticity of, and not to detect errors in, Instructions. The Customer shall promptly notify J.P. Morgan if it does not believe that any relevant Security Procedure is commercially reasonable, and its adherence to any Security Procedure without objection constitutes its agreement that it has determined the Security Procedure to be commercially reasonable.
(c)	The Customer and its Authorized Persons are solely responsible for ensuring that the User Codes are reasonably safeguarded and known to and used by only the respective Authorized Persons to whom such User Codes apply. If (i) the User Codes are (or the Customer or its relevant Authorized Person reasonably suspects that the User Codes may be) lost, stolen, damaged, altered, unduly disclosed, known in a manner inconsistent with its purposes or compromised, (ii) the Customer’s or any Authorized Persons’ access to J.P. Morgan’s systems, applications or Products, or any third party messaging platform through which the Instructions are transmitted, is revoked or suspended, or (iii) the Customer or an Authorized Person reasonably suspects any technical or security failure relating to any systems, applications or Products of J.P. Morgan or any third party messaging platform through which the Instructions are transmitted, the Customer shall immediately cease using such system, application, product or platform and promptly notify J.P. Morgan.
3.3.	Instructions Contrary to Applicable Law/Market Practice.

J.P. Morgan need not act upon Instructions which it reasonably believes to be contrary to Applicable Law, the Governing Documents, the Offering Documents or market practice and will not be responsible for any Liabilities resulting from not acting upon such Instruction. J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law, the Governing Documents, the Offering Documents or market practice. In the event that J.P. Morgan does not act upon such Instructions, it will promptly notify the Customer except where prohibited by Applicable Law.

3.4.	Cut-Off Times.
(a)	J.P. Morgan has established cut-off times for receipt of Instructions (excluding those referred to in Section 3.4(d)), which will be made available to the Customer by written notice (“Cut-off Times”).
(b)	If J.P. Morgan receives an Instruction after the relevant Cut-off Time, J.P. Morgan will use reasonable endeavors to act upon the Instruction on the day requested only if J.P. Morgan deems it practicable to do so and, failing that, will (as applicable) review, process and act upon the Instruction as soon as practicable on the business day following the day on which the Instruction was received.
(c)	J.P. Morgan may, acting in good faith and reasonably, revise the Cut-off Times in its discretion and will promptly provide the Customer written notice of the new Cut-off Times as soon as is reasonably practicable.
3.5.	Electronic Access and Cybersecurity.
(a)	Access by the Customer to certain systems, applications or Products of J.P. Morgan shall be governed by this Agreement and the terms and conditions set forth in Annex III Electronic Access.
(b)	The Customer and its Authorized Persons shall use User Codes to access J.P. Morgan’s systems, applications or Products unless otherwise agreed by J.P. Morgan.
(c)	Each of the Customer and J.P. Morgan will maintain written cybersecurity policies and procedures which implement commercially reasonable administrative, technical, and physical safeguards that are aligned with industry security standards and that, among other things, protect against anticipated threats or hazards to the security or integrity of their respective systems and data. J.P. Morgan may in its discretion provide training or information on best practices to the Customer from time to time but in so doing it will not be considered a consultant or advisor with respect to cybersecurity.

(d)	Each of the Customer and J.P. Morgan will be responsible for the obtaining, proper functioning, maintenance and security of its own services, software, connectivity and other equipment.
3.6.	Recording of Telephone Communications.

Subject to Applicable Laws, either party may record any of their telephone communications.

4.	FEES AND EXPENSES OWING TO J.P. MORGAN
4.1.	Fees and Expenses.
(a)	The Customer will pay J.P. Morgan for the Services such fees as may be agreed upon by the parties in writing from time to time, together with J.P. Morgan’s reasonable out-of-pocket expenses or incidental expenses, including, market data charges, pricing vendors charges, and costs incurred by J.P. Morgan in determining the value of assets. In addition to the fees provided for above, the Customer shall be responsible for the payment of all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of the Customer which are incurred by J.P. Morgan.
(b)	Invoices will be payable within thirty (30) days of the date the invoice is received by the Customer, and J.P. Morgan will present invoices for fees to the Customer monthly in arrears. If the Customer disputes an invoice, it shall nevertheless pay, on or before the date that payment is due, such portion of the invoice that is not subject to a bona fide dispute.
(c)	If J.P. Morgan or any other J.P. Morgan Indemnitee is required by governmental regulation, summons, subpoena or other legal process to produce its documents, or to produce its personnel as witnesses, with respect to any Services provided under this Agreement, the Customer will, so long as such J.P. Morgan Indemnitee is not the subject of the investigation or proceeding in which the information or testimony is sought, reimburse such J.P. Morgan Indemnitee for its professional time and expenses (including counsel fees) incurred in responding to such requests. Nothing in this Section shall be deemed to limit in any manner the indemnification rights of J.P. Morgan Indemnitees provided in this Agreement.
(d)	If Customer requests that J.P. Morgan repeat its performance of any of the Services, other than as a result of an error by J.P. Morgan, then Customer shall compensate J.P. Morgan at the customary hourly rates for the performance of such Service.
(e)	Customer shall compensate J.P. Morgan at its customary hourly rates, for any additional work required to re-process any incorrect or incomplete information, or for remediation efforts needed to correct any error in information, transitioned to it from or at the direction of the Customer, the Investment Adviser or a prior administrator.
(f)	All fees payable under this Agreement are exclusive of any tax (including but not limited to withholding, value-added, sales, business, stamp duty or other similar taxes and charges) and shall be paid free of withholding or any deductions.

5.	ADDITIONAL PROVISIONS
5.1.	Representations of the Customer and J.P. Morgan.
(a)	The Customer represents, warrants and covenants that (i) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, (iii) there is no material administrative, civil or criminal proceeding pending or, to the knowledge of the Customer, threatened against the Customer or the Investment Adviser, (iv) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf other than the J.P. Morgan representations explicitly set forth in this Agreement, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan, and (v) no Instruction by the Customer or its Authorized Persons will contravene Applicable Law. J.P. Morgan may rely upon the representations or certification of such other facts as may be required to administer J.P. Morgan’s obligations under this Agreement and the Customer shall indemnify J.P. Morgan against all Liabilities arising directly or indirectly from any such certifications.
(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.
(c)	J.P. Morgan represents and warrants that it has, and will have at all times during the term of this Agreement:
(i)	the capacity through technology, systems, processes, access to information (including specialist legal tax and accounting information) and other resources necessary to perform its duties and obligations under this Agreement;
(ii)	sufficient competent staff having the experience, qualifications, knowledge, skills and resources necessary to properly perform their duties and the Services provided for in this Agreement and will have charge at all times of the conduct of, and will maintain close supervision of, that staff in the performance of their duties in delivering those Services under this Agreement;
(iii)	the power and financial ability to enter into and perform its obligations under this Agreement;
(iv)	such licences and authorities as are necessary to lawfully perform its obligations under this Agreement; and
(v)	information barriers, training and technological controls in place for preventing investment professionals in J.P. Morgan’s asset management business from having access to the Confidential Information.
(d)	J.P. Morgan also represents and warrants that in respect of the provision of services under this Agreement it shall establish and maintain security measures consistent with the standard of care in Section 6.1 which shall include, without limitation, utilising malware protection mechanisms that are designed to detect and/or prevent against malware threats, including preventing the introduction of any malware into any Customer equipment, systems or software, or those used by Customer, as a result of the Customer’s use of the Products and Services.

5.2.	The Customer to Provide Certain Information to J.P. Morgan.
(a)	Upon request, the Customer will promptly provide to J.P. Morgan such information about itself and its financial status as J.P. Morgan may reasonably request, including the Customer’s organizational documents and its current publicly available audited financial statements, and any contracts or regulatory documents that are necessary for the proper performance of the Services described in this Agreement. Upon J.P. Morgan’s request, the Customer shall provide to J.P. Morgan such similar information concerning any person other than the Customer as reasonably required by J.P. Morgan for the proper performance of Services under this Agreement. For the avoidance of doubt, the Customer is under no obligation under this Section to provide to J.P. Morgan any information to the extent it is subject to confidentiality obligations owed to a third party, subject to legal professional privilege or is otherwise, in the Customer’s opinion, commercially sensitive.
(b)	J.P. Morgan shall be entitled to rely on information provided by the Customer, the Investment Adviser and other service providers of the Customer or the Investment Adviser, and shall not be required to independently review or validate such information.
5.3.	U.S. Regulatory Disclosure; Certain Information of the Customer.
(a)	Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Customer’s identity, including, without limitation, the Customer’s name, address and organizational documents (“Identifying Information”). The Customer agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by J.P. Morgan.

The Customer hereby acknowledges that J.P. Morgan is obliged to comply with AML/Sanctions Requirements and that J.P. Morgan shall not be liable for any action it or any J.P. Morgan Affiliate reasonably takes to comply with any AML/Sanctions Requirements, including identifying and reporting suspicious transactions, rejecting transactions, and blocking or freezing funds, financial assets, or other assets. The Customer shall cooperate with J.P. Morgan’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements. In addition, the Customer agrees that J.P. Morgan may defer acting upon an Instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements, and that J.P. Morgan shall not be responsible for any Liabilities resulting from or relating to such deferral.

5.4	Redistribution of Data from Third Parties.
(a)	Except as provided in this Section 5.4, a party (recipient) shall not distribute any data (such as entire index databases of historical returns or security level data) from a Specialist Agency provided by the other party (discloser) to the recipient (“Specialist Agency Data”) and subject to this Section 5.4, the recipient will hold all Specialist Agency Data in confidence and will not disclose any Specialist Agency Data except as may be required by Applicable Law, a Governmental Authority with jurisdiction over the recipient’s business, or with the prior written consent of the discloser. The discloser authorizes the recipient to disclose the Specialist Agency Data to its employees, directors, general partner, or manager, as applicable, its professional advisors, auditors or public accountants, its Related Bodies Corporate, and any revenue authority or any Governmental Authority provided that, the recipient shall, and shall procure that any person to whom it distributes the Specialist Agency Data, only use the Specialist Agency Data: (i) in connection with the Services contemplated under this Agreement; or (ii) as otherwise set out in any service level documentation.
(b)	The Reports may contain data licensed from third party suppliers (or may be derived based on such data), such as Specialist Agency Data. This Specialist Agency Data is the intellectual property of those vendors and is subject to use rights and restrictions contained in this Agreement, or as otherwise advised in writing to the recipient, which the discloser cannot unilaterally change. The discloser will advise the recipient, in writing, of such relevant and additional applicable restrictions in advance of providing Specialist Agency Data to the recipient. If the third party supplier adds restrictions to the use of the Specialist Agency Data, the discloser shall notify the recipient of relevant and applicable changes in writing promptly after itself becoming aware of any such change or addition including the applicable timing of any such change or addition.

(c)	Where the recipient is the Customer, the Customer is permitted to, subject to Section 5.4(b), (i) create Derived Data from the Specialist Agency Data, (ii) use the Derived Data for internal business analysis purposes, and (iii) may use the Reports or Derived Data from the Reports to produce internal and external performance comparisons and/or analyses, including marketing and client service materials for use with the Customer’s existing and prospective clients and partners. “Derived Data” shall mean data created by the Customer, in connection with the Customer’s use of the Specialist Agency Data as permitted under the terms of this Agreement, as a result of combining, processing, changing, converting or calculating the Specialist Agency Data or any portion thereof with other data and which cannot be readily reverse engineered such that a third-party may access the Specialist Agency Data via the Derived Data. As a condition to creating or using Derived Data as set forth above, the Customer agrees (i) to obtain any prior licenses, consents, or permits required by the third party suppliers described in this Section 5.4, and (ii) not to distribute or create Derived Data in the event the third party supplier prohibits the use of their information in this manner.
(d)	Without limiting J.P. Morgan’s obligations to provide the Services, under no circumstances will J.P. Morgan be under any obligation to disclose to the Customer any information which may, in J.P. Morgan’s reasonable discretion, render J.P. Morgan liable for breach of its obligations to any third party including, but not limited to, any information relating to any database compiled and/or supplied by that third party.
(e)	The provision of Specialist Agency Data to the Customer in accordance with the terms of this Agreement form part of the Services provided by J.P. Morgan under this Agreement.
6.	WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER
6.1.	Standard of Care; Liability.
(a)	J.P. Morgan will use reasonable care in performing its obligations under this Agreement. J.P. Morgan will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.
(b)	J.P. Morgan will only be liable for the Customer’s direct Liabilities and only to the extent (i) they result from J.P. Morgan’s material breach of this Agreement, or J.P. Morgan’s fraud, negligence, or willful default in performing its duties as set out in this Agreement (including the selection, appointment or use by J.P. Morgan of any Specialist Agency); or (ii) provided in Section 8.7. Under no circumstances will J.P. Morgan be liable for:

(i) any loss of profits (whether direct or indirect);

(ii) any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to J.P. Morgan’s performance or non-performance under this Agreement, or J.P. Morgan’s role as a service provider to the Customer;

(iii) any Liabilities suffered by any person as a result of the failure of any of the Dependencies to be met;

(iv) the assumptions made by J.P. Morgan in good faith in preparing a Report proving to be incorrect, inaccurate or inapplicable or any assumption which could or should have been made not being made;

(v) any Liabilities arising as a consequence of the Customer using, or providing to any other person to use, any Report or information in or derived from or based on any Report, to make Trading Decisions in respect of the Customer; or

(vi) any Liabilities suffered by any person relating to any decisions made by J.P. Morgan in complying with the AML/Sanctions Requirements.

(c)	Subject to Sections 6.1(e) and 6.1 (f), the Customer will indemnify J.P. Morgan against, and hold J.P. Morgan harmless from, any Liabilities that may be imposed on, or incurred by, J.P. Morgan as a result of J.P. Morgan’s performance under this Agreement, provided that J.P. Morgan has not materially breached the Agreement, and provided that J.P. Morgan has not acted with negligence or engaged in fraud or willful default in connection with the Liabilities in question. Nevertheless, the Customer will not be obligated to indemnify J.P. Morgan under the preceding sentence with respect to any Liability for which J.P. Morgan is liable under Section 8.7.
(d)	Subject to Section 6.1(b) and the limitations of liability provided in this Agreement, J.P. Morgan will indemnify the Customer against, and hold them harmless from, any direct Liabilities that may be imposed on or incurred by the Customer as a result of J.P. Morgan’s, or J.P. Morgan’s subcontractors’, delegates’ or agents’, material breach of this Agreement, or fraud, negligence, or wilful default in connection with the Services provided pursuant to this Agreement.
(e)	Upon becoming aware of any event that will give rise to a liability for which a party could seek indemnification under this Agreement (“Indemnified Party”), the Indemnified Party must take all commercially reasonable steps to mitigate such liability, but the reasonable costs and expenses incurred by the Indemnified Party with respect to such mitigation shall be part of the indemnifiable liability. The extent of the Indemnified Party’s compliance with this obligation will be taken into account in determining the amount of any compensation but the Indemnified Party’s failure to comply with this obligation of mitigation will not otherwise relieve the other party of liability in relation to the relevant matter. The Indemnified Party must promptly notify the other party of the relevant claim, stating in reasonable detail the nature of the matter, the circumstances giving rise to the claim. Failure to do so, or delay in doing so, shall not affect the Indemnified Party’s rights under an indemnity except to the extent that the failure or delay prejudices the rights of the other party.
(f)	Under no circumstances will the Customer be liable for any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, regardless of the type of action in which such a claim may be brought. This Section 6.1(f) shall not apply in respect of any third party claim that may be made against J.P. Morgan as a result of J.P. Morgan’s performance under this Agreement, provided J.P. Morgan has not materially breached the Agreement or otherwise acted with negligence, willful default or fraud in respect of the circumstances giving rise to the third party claim.
(g)	Notwithstanding any provision herein that may be to the contrary, the maximum aggregate liability of J.P. Morgan and J.P. Morgan Indemnitees in respect of any and all claims of any kind arising out of, in connection with or relating to this Agreement or the provision of the Services (together with any and all claims of any kind arising out of, in connection with or relating to the ETF Agency Services Agreement or the provision of services under the ETF Agency Services Agreement), regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages, in respect of any calendar year, shall not exceed an aggregate amount equal to five (5) times the total annual fees paid by the Customer under this Agreement and the ETF Agency Services Agreement; provided, however, the foregoing liability cap shall not apply to an error by J.P. Morgan in calculating the net asset value of a Customer.

6.2.	Force Majeure.
(a)	J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global custody business that it determines from time to time meet reasonable commercial standards. J.P. Morgan will not be liable for any Liabilities of any nature that the Customer may suffer or incur, caused by an act of God, fire, flood, earthquakes or other disasters, civil or labor disturbance, war, terrorism, act of any Governmental Authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its agents, delegates, or sub-contractors), malfunction of equipment or software (except where such malfunction is primarily and directly attributed to J.P. Morgan’s or its agents’, delegates’, or subcontractors’ negligence in maintaining or failure to properly maintain the equipment or software), currency re-denominations, currency restrictions, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain (or interruption of) external communication facilities, power failures or any other cause beyond the reasonable control of J.P. Morgan (including the non-availability of appropriate foreign exchange) (collectively, “Force Majeure Event”) provided that Force Majeure Event does not include circumstances where:
(i)	the default or delay could have been prevented by J.P. Morgan using commercially reasonable efforts to mitigate the impact of such default or delay and J.P. Morgan failed to take such steps (including, with respect to J.P. Morgan, the implementation of its business continuity plan and disaster recovery plan in a manner consistent with the standard of care in Section 6.1(a)); or
(ii)	the default or delay is primarily and directly attributable to J.P. Morgan’s or its subcontractors’, agents’ or delegates’ negligence, fraud or wilful default.

For the purposes of this Section 6.2, “agents, delegates or subcontractors” means such agents, delegates or subcontractors that J.P. Morgan appoints to provide Services under this Agreement.

6.3.	J.P. Morgan May Consult with Counsel.

J.P. Morgan will be entitled to rely on, and may act upon the advice of reputable professional advisors (which may be the professional advisors of the Customer or the Investment Adviser) in relation to matters of law, regulation or market practice. For the avoidance of doubt, the cost of any advice obtained under this Section 6.3 will be at J.P. Morgan’s expense unless otherwise agreed between J.P. Morgan and the Customer.

7.	TERM AND TERMINATION
7.1.	Term and Termination.

Except as expressly provided otherwise in this Agreement, this Agreement shall be in effect for an initial term of three (3) years from the Services Commencement Date (the “Initial Term”). The Agreement will automatically renew for additional one year periods effective from the date of the end of the Initial Term and thereafter every anniversary of the date of the end of the Initial Term, unless and until the Agreement is terminated in accordance with Section 7.2 or Section 7.3.

7.2.	Termination.
(a)	Following the Initial Term, Customer may terminate this Agreement by giving not less than sixty (60) days’ prior written notice to J.P. Morgan and J.P. Morgan may terminate this Agreement on two hundred and seventy (270) days’ prior written notice to the Customer.
(b)	Subject to Section 7.2(c) and Section 7.3, the Customer may terminate this Agreement at any time during the Initial Term by giving not less than sixty (60) days’ prior written notice to J.P. Morgan, subject to payment of a termination fee where the termination occurs within the first three (3) years of the Initial Term. The termination fee will be an amount equal to six (6) times the average monthly fees invoiced during the six (6) month period prior to the Customer’s notice of termination, or since the Services Commencement Date if such period is less than six (6) months.

(c)	The Customer may terminate this Agreement in respect of a particular Service at any time during the Initial Term by giving not less than sixty (60) days’ prior written notice to J.P. Morgan, subject to payment of a termination fee where the termination occurs within the first three (3) years of the Initial Term. The termination fee payable if the Customer terminates this Agreement in respect of a particular Service under this Section 7.2(c) will be an amount equal to six (6) times the average monthly fees invoiced during the six (6) month period prior to the Customer’s notice of termination, or since the Services Commencement Date if such period is less than six (6) months, for the relevant Service that is being terminated only.
7.3.	Other Grounds for Termination.
(a)	Despite Section 7.1, if the Global Custody Agreement is terminated, either party may terminate this Agreement by giving written notice to the other party and upon giving such written notice, and if this Agreement is terminated in such manner, then the effective date of termination of this Agreement shall be the date the relevant Funds transition to a successor custodian or service provider. If such termination occurs within the first three years of the Initial Term, the Customer shall pay J.P. Morgan the early termination fee under Section 7.2(b), unless the Customer terminated the Global Custody Agreement for material breach by J.P. Morgan.
(b)	Despite Section 7.1, either party may terminate this Agreement upon notice to the other party following the occurrence of any of the following:
(i)	the other party (A) admits in writing its inability or is generally unable to pay its debts as they become due; (B) institutes, consents to or is otherwise subject to the institution of any proceeding under title 11 of the United States Code, as in effect from time to time, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, composition with creditors, wind-down, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect and affecting the rights of creditors, generally; (C) is subject to an involuntary order for the transfer of all or part of its business by a statutory authority; (D) has any of its issued shares suspended from trading on any exchange on which they are listed (if applicable), or (E) is the subject of a measure similar to any of the foregoing;
(ii)	a relevant Governmental Authority withdrawing its authorization of either party; or
(iii)	the other party committing any material breach of this Agreement and failing to remedy such breach (if capable of remedy) within thirty (30) days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach.

The Customer will not be liable to pay an early termination fee under Section 7.2 if the Customer terminates this Agreement under this Section 7.3(b).

(c)	Despite Section 7.1, the Customer may terminate this Agreement upon notice to J.P. Morgan without being liable to pay an early termination fee under Section 7.2 if there is a sale of all or substantially all of J.P. Morgan’s fund administration services business or any other circumstance that means J.P. Morgan would no longer be the service provider or contracting entity under this Agreement.
(d)	J.P. Morgan may terminate this Agreement upon prior written notice to the Customer where J.P. Morgan in its reasonable opinion, determines that servicing the Customer raises reputation or regulatory concerns.

(e)	The Customer may terminate this Agreement upon prior written notice to J.P. Morgan where the Customer, in its reasonable opinion, determines that appointing J.P. Morgan to provide the Services, or part of the Services, raises reputation or regulatory concerns.
7.4.	Consequences of Termination

Termination of this Agreement under the provisions of this Section 7 will be without prejudice to the performance of any party’s obligations under this Agreement with respect to all outstanding transactions at the date of termination. The parties agree that termination of this Agreement shall not prejudice any rights or obligations of a party that accrued prior to termination of this Agreement. Any indemnities set out in this Agreement shall survive termination of this Agreement.

7.5	Transition following Termination.

As soon as reasonably practicable following its resignation or termination of appointment under this Agreement becoming effective and subject to payment of any amount owing to J.P. Morgan under this Agreement, J.P. Morgan agrees on request of the Customer to transfer such records and related supporting documentation it holds under this Agreement together with Customer Data in a form to be agreed with the Customer, to the Customer or to such other person as the Customer may direct. J.P. Morgan will provide the Services until a replacement service provider is in place, subject to the terms and conditions of this Agreement (including Section 4). J.P. Morgan will also provide reasonable assistance to the Customer and J.P. Morgan’s successor, for such transfer, subject to the payment of such reasonable expenses and charges to be mutually agreed by the parties as J.P. Morgan customarily charges for such assistance. The Customer undertakes to use its reasonable endeavors to appoint or procure the appointment of a new administrative service provider as soon as practicable.

8.	MISCELLANEOUS
8.1.	Notices.

Notices pursuant to Section 7 shall be sent or served by registered mail, nationally recognized delivery service, courier service or hand delivery to the address of the respective party as set out on Annex I, unless at least two (2) days’ prior written notice of a new address is given to the other party in writing.

8.2.	Successors and Assigns.

This Agreement will be binding on each of the parties’ successors and permitted assigns. The parties agree that neither party can assign or novate its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

8.3.	Entire Agreement.

This Agreement, including the Schedules and Appendices, sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. Amendments must be in writing and signed by both parties.

8.4.	Insurance.

The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer. J.P. Morgan will, however, provide summary information regarding its own general insurance coverage to the Customer upon written request with such summary to include the scope of coverage of the insurance and the amount insured.

8.5.	Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the United States or the State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to statutory prejudgment interest and a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction the Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Customer shall not claim, and it hereby irrevocably waives, such immunity.

8.6.	Severability; Waiver; and Survival.
(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.
(b)	Except as otherwise provided in this Agreement, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.
(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.
8.7.	Subcontracting.
(a)	J.P. Morgan may subcontract to a reputable subcontractor, agent or delegate any of its functions under this Agreement. J.P. Morgan will, on reasonable request by the Customer in writing from time to time, provide to the Customer such details of the subcontractors, agents, delegates and other third parties used in respect of the provision of the Services as reasonably requested by the Customer.
(b)	J.P. Morgan will remain solely responsible and liable to the Customer for obligations under this Agreement performed by any such subcontractors, agents or delegates to the same extent as it would have been had J.P. Morgan performed the subcontracted or delegated Service itself. J.P. Morgan will, unless agreed otherwise with the Customer, remain the Customer’s sole point of contact regarding the Services.
(c)	If the Customer expresses any concerns to J.P. Morgan regarding bona fide performance issues with any subcontractor, delegate or agent, J.P. Morgan will cooperate with the Customer to resolve such concerns on a mutually acceptable basis.
8.8.	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result.

The Customer hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that:

(a)	J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may have a material interest in transactions entered into by the Customer or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or J.P. Morgan Affiliates may act as a market maker in the markets in which the Customer participates, provide brokerage services to other customers, act as financial adviser to the issuer of securities in which the Customer invests, act in the same transaction as agent for more than one customer, have a material interest in the issue of securities; or earn profits from any of the activities listed herein; and
(b)	J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of the Customer. J.P. Morgan is not under any duty to disclose any such information to the Customer.
8.9.	Confidentiality.
(a)	Subject to this Section 8.10, J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information to any third parties, including without limitation J.P. Morgan Affiliates, for the purposes other than as set forth in this Agreement, except where it is required to do so by Applicable Law or has received express prior written consent of the Customer.
(b)	The Customer authorizes J.P. Morgan to use Confidential Information in connection with the provision of services to the Customer, including, without limitation (i) in connection with the administration of the relationship with the Customer, (ii) for any operational, credit or risk management purposes, (iii) for due diligence, verification or sanctions screening purposes or (iv) for the prevention or investigation of crime, fraud or any malpractice, including the prevention of terrorism, money laundering and corruption as well as for tax reporting.
(c)	The Customer authorizes J.P. Morgan to disclose Confidential Information on a strict need-to-know basis only to:
(i)	any subcontractor, agent or any person required in connection with J.P. Morgan’s provision of relevant Services under this Agreement;
(ii)	its and its J.P. Morgan Affiliates’ professional advisors, auditors and public accountants;
(iii)	its branches and any J.P. Morgan Affiliates;
(iv)	any revenue authority or any governmental entity but only to the extent required to process any tax claim.
(d)	If any disclosure is compelled by a court or other competent authority under Applicable Law, J.P. Morgan shall make reasonable efforts to, where permitted by Applicable Law, notify the Customer of such disclosure request. J.P. Morgan may disclose any of the Confidential Information to any bank regulatory authority having jurisdiction over J.P. Morgan upon the request of the bank regulatory authority and shall, to the extent practicable and permitted by Applicable Law, notify the Customer of such disclosures; provided that, notwithstanding anything to the contrary in the foregoing, J.P. Morgan will have no obligation to notify the Customer of requests or disclosures made pursuant to routine, regular exams or investigations, or routine, regular requests for information from a bank regulatory authority having jurisdiction over J.P. Morgan. Disclosures described in the previous sentence shall not be a violation of this Section 8.10.
(e)	Subject to Section 8.10(f), J.P. Morgan shall, upon the Customer’s request at expiration or termination of the Agreement, cease using the Confidential Information and return, delete or destroy or otherwise put beyond use the Confidential Information which J.P. Morgan has in its systems or otherwise in its possession or under its control.

(f)	Notwithstanding J.P. Morgan’s obligations under this Section 8.10, J.P. Morgan shall be permitted to retain copies of the Confidential Information of the Customer as is required by Applicable Law. Furthermore, J.P. Morgan shall not be required to expunge Confidential Information of the Customer that may be contained in archives, tapes or other materials retained pursuant to regular record keeping policies or as may be required by law or regulation. J.P. Morgan further agrees that after receipt of a request under Section 8.10(e), no attempt will be made by J.P. Morgan representatives to access or retrieve Customer Data stored in the backup media without Customer’s prior written consent unless required by law, regulation or an investigation, audit or similar conduct in accordance with J.P. Morgan’s internal governance policies or processes or as needed by J.P. Morgan to exercise its rights under the Agreement.
(g)	The Customer will keep the terms and conditions in the Fee Schedule confidential except the Customer may disclose this information: (i) on a need-to-know basis to its and its affiliates’ directors, officers, employees, agents and professional advisors (including financial and legal advisors, accountants and consultants); (ii) where disclosure is required by Applicable Law (which shall include disclosure to a regulator with jurisdiction over the the Customer upon request of such regulator); or (iii) where disclosure is otherwise permitted by J.P. Morgan.
8.10.	Use of Party’s Name.
(a)	Subject to Section 8.11(b), the parties agree not to use (or permit the use of) the other party’s name, the name of affiliates of the other party, or any trade name, trade mark, trade device, service mark, symbol mark, symbol or any abbreviation, contraction or simulation thereof owned by the other party or their affiliate, in any document, advertising, publication or publicity material, including but not limited to notices, sales literature, stationery, advertisements, etc., without the prior written consent of the other party (which consent shall not be unreasonably withheld), provided that no prior written consent is needed by J.P. Morgan to use the Customer’s name or the name of its Related Bodies Corporate (a) if the document merely states that J.P. Morgan is providing accounting services to the Customer if required by Applicable Law, (b) for the purpose of providing or receiving the Services contemplated by this Agreement, or (c) in internal materials only (and not external materials to third parties) required by that party to conduct its business. For the avoidance of doubt, the preceding exclusion does not apply to J.P. Morgan’s use of any trade mark, trade device, service mark, symbol mark, symbol or similar of the Customer or Related Bodies Corporate of the Customer. The parties also agree not to represent directly or indirectly, that any product or any service provided by that party has been approved or endorsed by the other party or by any officer or employee of the other party.
(b)	Section 8.11(a) does not limit or derogate from any rights that a party (or its affiliates) may have under a separate agreement with the other party (or one of its affiliates) to use (or permit the use of) the other party’s name, the name of affiliates of the other party, or any trade name, trademark, trade device, service mark, symbol mark, symbol or any abbreviation, contraction or simulation thereof owned by the other party or their affiliates.
8.11.	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

8.12.	No Third Party Beneficiaries.

9.    A PERSON WHO IS NOT A PARTY TO THIS AGREEMENT SHALL HAVE NO RIGHT TO ENFORCE ANY TERM OF THIS AGREEMENT.PRIVACY.

J.P. Morgan or J.P. Morgan Affiliates may, in connection with this Agreement, process information about the Customer, the Customer’s directors, officers and employees and its affiliates and agents which may constitute personal data as defined under relevant Data Protection Laws (“Personal Data”). Where J.P. Morgan or a J.P. Morgan Affiliate is required to process Personal Data, J.P. Morgan will ensure that it does so, and will procure that J.P. Morgan Affiliates do so, in accordance with all applicable requirements under applicable Data Protection Laws and all applicable requirements under this Agreement. For further details of how J.P. Morgan and J.P. Morgan Affiliates process personal data, please see: www.jpmorgan.com/privacy, which may be updated from time to time. “Data Protection Laws” means laws applicable to J.P. Morgan’s or J.P. Morgan Affiliates’ collection, use, disclosure, sharing, transfer, storage, destruction, or other processing of Personal Data in the country in which J.P. Morgan or the relevant J.P. Morgan Affiliate is located.

10.	COMPLIANCE WITH LAW
(a)	J.P. Morgan will comply with all Applicable Laws applicable to them in the provision of services contemplated by this Agreement, including all applicable anti-bribery and corruption laws and regulations.
(b)	J.P. Morgan will, subject to its applicable internal policies, provide the Customer with such information and assistance as may reasonably be requested by the Customer from time to time in order to enable the Customer to in order to enable the Customer to comply with its due diligence, reporting and statement making obligations under applicable modern slavery laws.
11.	REPORTING OF BREACHES

12. J.P. MORGAN MUST NOTIFY THE CUSTOMER OF ANY BREACH OF THIS AGREEMENT (OTHER THAN BREACHES OF SECTIONS 8.10 OR 9) WITHIN 24 HOURS OF J.P. MORGAN DETERMINING THAT SUCH BREACH HAS OCCURRED. J.P. MORGAN MUST ACT REASONABLY AND WITHOUT UNDUE DELAY IN MAKING DETERMINATIONS AS TO WHETHER A BREACH OF THE AGREEMENT HAS OCCURRED FOR THE PURPOSES OF THIS SECTION 11. THIS SECTION 11 SHALL NOT APPLY TO BREACHES OF SECTIONS 8.10 OR 9.RECORD KEEPING / DATA RETENTION

J.P. Morgan agrees to keep such documentary records as are required to be maintained by J.P. Morgan under this Agreement and under Applicable Laws applicable to J.P. Morgan as a service provider under this Agreement.

13.	GOVERNMENTAL AUTHORITY AUDIT
(a)	The parties acknowledge that a Governmental Authority may in certain circumstances require Customer to provide access to the data and records maintained by J.P. Morgan under this Agreement with respect to the Services.
(b)	Subject to Applicable Law, J.P. Morgan will, upon reasonable written request, make J.P. Morgan’s records related to the Services available to the Customer for inspection by a Governmental Authority, including the Securities and Exchange Commission (“SEC”).
14.	RISK ASSESSMENT AND PENETRATION TESTING

J.P. Morgan will complete from time to time, risk assessment an penertration testing with respect to its funds services business that it determines from time to time meet reasonable commercial standards.

15.	GOVERNANCE AND ACCOUNT MANAGEMENT
(a)	J.P. Morgan must, prior to the Service Commencement Date, appoint as J.P. Morgan Representative an appropriately senior employee, acceptable to the Customer, familiar with the J.P. Morgan organisation and with commercial and technical knowledge and skills directly relevant to the provision of the Services described in this Agreement.

(b)	The Customer must, prior to the Service Commencement Date, appoint an appropriately senior and suitably qualified and experienced employee or contractor of the Customer as Customer Representative to liaise with J.P. Morgan Representative.
(c)	Customer Representative and J.P. Morgan Representative must:
(i)	monitor and review J.P. Morgan’s performance of its obligations under this Agreement on an ongoing basis;
(ii)	ensure operational and support processes and procedures are properly documented and that such documents are properly maintained;
(iii)	act as initial point of contact for incident monitoring, incident handling and escalation;
(iv)	attend (and, if necessary, chair) operational meetings between J.P. Morgan and the Customer;
(v)	ensure the provision of agreed management information;
(vi)	meet as mutually agreed, but at least monthly, to review performance, coordinate the Services and discuss future Customer requirements; and
(vii)	serve as the principal interface between the parties with respect to all issues relating to the Services.
(d)	J.P. Morgan and the Customer must act in good faith to establish a governance framework which is aligned to requirements outlined in the Service Level Documentation.
16.	INTELLECTUAL PROPERTY RIGHTS.
(a)	This Agreement does not transfer or grant any rights in the Intellectual Property Rights of either party, whether held now or arising hereafter, other than the limited rights of Customer to use the Services (including, without limitation, the Products, Data and Services Output) and of J.P. Morgan to use the Customer Data expressly set forth in this Agreement.
(b)	The Customer must ensure that J.P. Morgan will, if it requires, have a non-exclusive, nontransferable, royalty free license and right to use Intellectual Property Rights proprietary to the Customer or its Related Bodies Corporate in providing the Services to the Customer. The grant of licence and rights will not permit J.P. Morgan to use any trade mark, service mark, or business or other name or logo of the Customer or its Related Bodies Corporate except as set forth in this Agreement.
(c)	The Customer acknowledges that it is integral to the continuing business operations of J.P. Morgan to enable it to provide business process services for its clients and further acknowledges that, as between Customer and J.P. Morgan, J.P. Morgan retains ownership and rights to Products and other Intellectual Property Rights created by it or its Related Bodies Corporate, including any enhancements and improvements developed thereto by J.P. Morgan, in providing the Services. The Customer will not at any time, whether before or after termination of this Agreement, make or assert, a claim in respect of such Products or other Intellectual Property Rights adverse to that of J.P. Morgan or its Related Bodies Corporate as owner. The Customer will procure that none of its Related Bodies Corporate will make or assert, a claim to such Products or other Intellectual Property Rights. If Products or other Intellectual Property Rights are created specifically for the Customer by J.P. Morgan, J.P. Morgan shall retain ownership and rights to such Products and Intellectual Property Rights unless J.P. Morgan and the Customer expressly agree in writing pursuant to the terms of a separate agreement executed between the Customer and J.P. Morgan that such Products or Intellectual Property Rights are to be created and used exclusively for the Customer and not any other clients of J.P. Morgan.

17.	PERSONNEL

J.P Morgan will perform or cause its subcontractors to perform background checks of employees of J.P. Morgan and J.P. Morgan Affiliates and those employees of J.P. Morgan’s subcontractors who are directly engaged in performing any of the services under this Agreement. The background checks will be conducted in accordance with relevant national laws which shall include but not be limited to, where applicable and required by relevant national laws, identity, employment reference, criminal background, anti-money laundering and such other checks as determined by J.P. Morgan from time to time.

18.	REVIEWS
(a)	J.P. Morgan agrees that on or after each anniversary of this Agreement, Customer may, acting reasonably, request that J.P. Morgan meet with Customer to review J.P. Morgan’s performance of the Services in the previous twelve (12) months.
(b)	Where required, appropriate and reasonable, J.P. Morgan and Customer will work together to agree upon and prepare an agenda and agree upon and prepare any requested reports for each meeting within a reasonable timeframe before the relevant meeting.
(c)	J.P. Morgan agrees that on or after each anniversary of this Agreement, Customer may, acting reasonably, request that J.P. Morgan meet with Customer to review the current appropriateness of the terms of the Agreement.

MACQUARIE ETF TRUST for and on behalf of each Customer listed in Annex I		JPMORGAN CHASE BANK, N.A.

By:	/s/ Richard Salus	By:	/s/ Greg Cook
Name:	Richard Salus	Name:	Greg Cook
Title:	Division Director	Title:	Executive Director

Annex I
List of Customers

Fund Services Agreement dated November 17, 2023

Name	Entity Type	Jurisdiction	ERISA Benefit Plan Assets (Y/N)	Address for Notices
Macquarie Global Listed Infrastructure ETF	ETF	DE	N	100 Independence, 610 Market Street Philadephia, PA 19106
Macquarie Tax-Free USA Short Term ETF	ETF	DE	N	100 Independence, 610 Market Street Philadephia, PA 19106
Macquarie Energy Transition ETF	ETF	DE	N	100 Independence, 610 Market Street Philadephia, PA 19106

Annex II
Form of Joinder

JOINDER TO FUND SERVICES AGREEMENT

This Joinder (“Joinder”) to the FUND SERVICES AGREEMENT, dated [__________] among each of the Customers listed on Annex I thereto and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”), as amended as of the date hereof (the “Agreement”), is made and entered into as of [DATE], between [NEW CUSTOMER] (“New Customer”) and J.P. Morgan.

W I T N E S S E T H:

WHEREAS, the Customer and J.P. Morgan entered into the Agreement;

WHEREAS, New Customer requests that J.P. Morgan provide the Services to New Customer under the terms and conditions set forth in the Agreement; and

WHEREAS, J.P. Morgan agrees to provide the Services pursuant to the terms and conditions set forth in the Agreement in respect of the New Customer.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, defined terms used in this Joinder shall have the meaning ascribed to such terms in the Agreement.
2.	Joinder. New Customer hereby agrees to be subject to and bound by the terms and conditions of the Agreement.
3.	Amendments. The Agreement shall be amended as follows:

(A)       Annex I of the Agreement is hereby amended and restated in its entirety by Annex I hereto.

(B)       Save as amended by this Joinder, the Agreement shall remain in full force and effect.

4.	Representations. Each party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Joinder, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Joinder.
5.	Entire Agreement. This Joinder and the Agreement and any documents referred to in each of them, constitutes the whole agreement between the parties relating to their subject matter and supersedes and extinguishes any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Joinder are inconsistent with or in conflict with any of the provisions of the Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Joinder shall prevail as between the parties.
6.	Counterparts. This Joinder may be executed in any number of counterparts which together shall constitute one agreement. Each party hereto may enter into this Joinder by executing a counterpart and this Joinder shall not take effect until it has been executed by both parties.
7.	Law and Jurisdiction. This Joinder shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Joinder as of the date first above written

[Include a separate signature block for each New	JPMORGAN CHASE BANK, N.A.
Customer or one for Investment Adviser signing on
behalf of each New Customer]
By:
Name:
By:	Title:
Name:
Title:

Annex I
List of Customers

Joinder dated [INSERT DATE OF JOINDER] to Fund Services Agreement dated [INSERT DATE OF FUND SERVICES AGREEMENT]

Name	Entity Type	Jurisdiction	ERISA Benefit Plan Assets (Y/N)	Address for Notices	Customer-specific Services

[Note: List of Customers on Joinder should include all current parties to the Fund Services Agreement, along with those added by the Joinder.]

Annex II
Electronic Access

1.

J.P. Morgan may permit the Customer, and its Authorized Persons and other persons designated by the Customer or its Authorized Persons (collectively “Users”), to access certain electronic systems and applications (collectively, the “Products”) and to access or receive Data (as defined below) electronically in connection with the Agreement, including, without limitation the Website Portal. J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavor to give the Customer reasonable prior written notice of its termination or suspension of access to the Products, including suspension or cancelation of any User Codes, but may do so immediately if J.P. Morgan determines, in its sole discretion and acting in good faith, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is known or suspected to be at risk. Access to the Products shall be subject to the Security Procedure.

2.

In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non-transferable, royalty-free, limited and revocable license to use the Products and the information and data made available through the Products or transferred electronically (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by the Users, provided that such use shall be in accordance with the terms of the Agreement, including this Annex. The Customer will not disclose or distribute (and will cause the Users not to disclose or distribute) to any other party, or allow any other party to access, inspect or copy the Products or any Data, except (A) in respect of Data other than Specialist Agency Data, as reasonably necessary in the course of Customer’s management or administration of the funds or accounts for which services are provided under this Agreement or as otherwise allowed by the Agreement, and (B) in respect of Specialist Agency Data, as permitted under Section 5.3(a). The Customer acknowledges that elements of the Data, including prices, Corporate Action information, and reference data, may have been licensed by J.P. Morgan from third parties and that any use of such Data beyond that authorized by the foregoing license, may require the permission of one or more third parties in addition to J.P. Morgan. J.P. Morgan represents and warrants that in respect of the services provided by J.P. Morgan under this Agreement: (i) it has the right to furnish the Products and Data, such Product and Data do not and will not infringe any third party Intellectual Property Rights, and J.P. Morgan will provide the Products and Data hereunder free of all liens, claims, encumbrances and other restrictions; and (ii) Customer shall be entitled to use and enjoy the benefit of the Products and Data, subject to and in accordance with the terms of this Agreement.

3.

The Customer acknowledges that there are security, cyberfraud, corruption, transaction error and access availability risks associated with using open networks such as the internet to access and use the Products, and the Customer hereby expressly assumes such risks, subject to J.P. Morgan’s obligations in relation to data security under this Agreement. The Customer is solely responsible for obtaining, maintaining and operating all systems, software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer and its Users to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4.

In cases where J.P. Morgan’s website or the Products are unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, promptly notify the Customer in writing and, absent a Force Majeure Event, provide other appropriate means for the Customer or its Users to instruct J.P. Morgan or obtain reports from J.P. Morgan. J.P. Morgan shall not be liable for any Liabilities arising out of the Customer’s use of, access to or inability to use the Products in the absence of J.P. Morgan’s gross negligence, fraud or willful misconduct.

5.

Use of the Products may be monitored, tracked, and recorded. In using the Products, the Customer hereby expressly consents to, and will ensure that its Users are advised of and have consented to, such monitoring, tracking and recording, and J.P. Morgan’s right to disclose data derived from such activity in accordance with the Agreement, including this Annex. J.P. Morgan shall own all right, title and interest in the data reflecting the Customer usage of the Products or J.P. Morgan’s website (including general usage data and aggregated transaction data), provided that J.P. Morgan’s use of such data shall remain subject to its obligations of confidentiality set forth in this Agreement. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. The Customer hereby expressly consents, and will ensure that its Users are advised of and have consented to, J.P. Morgan’s collection, storage, use and transfer (including to or through jurisdictions that do not provide the same statutory protection as the originating jurisdictions(s)) of their personal data. Any personal data collected through, or in connection with, the Customer’s use of the Products shall be subject to J.P. Morgan’s Privacy Policy (available at: https://www.jpmorgan.com/global/privacy) and Cookies Policy (available at: https://www.jpmorgan.com/global/cookies), each as updated from time to time and incorporated herein by reference.

6.

J.P. Morgan will not in any way, at any time (including post termination of this Agreement) use or disclose the Customer’s data or information (including Personal Information) or derive information (in any way) from it for any advertising, marketing or similar commercial purposes of J.P. Morgan, its affiliates or any third party or directly or indirectly support such use in any manner by anyone. Furthermore, J.P. Morgan will not capture, maintain, reverse engineer, scan, index, share or use Customer data or information, or otherwise use any data-mining technology on the Customer’s data or information except to the extent necessary for J.P. Morgan to: (a) provide the services in accordance with this Agreement; or (b) enhance or improve the Services for the Customer and, in the case of (b), provided that any of Customer’s data or information used is only in anonymized and aggregated form such that Customer’s and/or its Related Bodies Corporate’s names are not disclosed or otherwise identified in anyway (directly or indirectly) to other clients or third parties either as the source of such data or as the subject matter of the data (at any time).

7.

The Customer shall not knowingly upload, post or transmit to or distribute or otherwise publish through the Products or J.P. Morgan’s website any materials which (i) restrict or inhibit any other user from using and enjoying the Products or the website, (ii) are defamatory, offensive, explicit, or indecent, (iii) infringe the rights of third parties including intellectual property rights, (iv) contain a virus, Trojan horse, worm, time bomb, cancelbot or other harmful component, or (v) constitute or contain false or misleading information.

8.

The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its Users (but not identity) upon written request. The Customer shall not access, and shall not permit its Users to access, the service from any jurisdiction where J.P. Morgan informs the Customer, or where the Customer has actual knowledge, that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the Users, the Customer shall obtain from each User all necessary consents for providing such document to enable J.P. Morgan to process data concerning that User for the purposes of providing the Products for such purpose.

9.

The Customer will be subject to and shall comply with Applicable Law with regard to its use of the Products, including Applicable Law concerning restricting collection, use, disclosure, processing and free movement of the Data.

10.

The Customer shall be responsible for the compliance of its Users with the terms of this Annex.

Schedule 1
Scope of Services

Scope of Service

Fund Accounting

Transaction Processing

■	Accounting Basis: Books and records maintained in alignment with fund domiciled GAAP, IFRS and client instruction
■	Portfolio trades processing – market standard automated trade files
■	Corporate Actions processing including taxability reprocessing upon issuance of US tax treatment
■	Portfolio Income Recognition
■	Capital Stock Processing
■	Foreign Capital Gains Tax
■	Tax Reclaim

Reconciliations

■	Securities Reconciliations
■	Cash Reconciliations
■	Transfer Agent Reconciliation

Net Asset Value (NAV) Calculation and Dissemination

■	Asset pricing
■	Fund NAV valuation points
■	Single Net Asset Value (NAV) per fund class per day
■	Money Market Funds (if applicable)
o	Support of constant and floating NAVs
o	Mark to market ‘shadow NAV’ and reconciliation to amortized cost valuation (2a-7 pricing)
o	Money market yield calculations and risk metrics e.g., WAM, WAL
■	NAV Dissemination
o	Release of NAV to TA, client or third parties at agreed upon timeframes

Fund Accounting Calculations and Reporting

■	Yield Calculations – support SEC yield calculation (7-day, 30 day, subsidized, unsubsidized)
■	Reporting
o	Self-service of standard VPR/JPM Access reporting suite
o	ASC 820 – Fair Value Measurements
o	Rule 2a-5 support comparison of trade price levels to market prices – “back testing”
o	Audit Support
o	Oversight Tools and Services

Fund Event Activity Processing

■	Asset Transfers – In Kinds, fund mergers
■	Fund/Class launches and closures
■	Sub advisor changes

Financial and Regulatory Reporting

■	Preparation of financial statements in standard JP Morgan format including Schedule/Portfolio of Investments
■	Production of stylized, print ready financial statements with publishing capabilities
■	Use of Snippets for the notes to financial statements
■	Coordinate audit process and planning timetable
■	Preparation of extended trial balance and working papers in JPM standard format

Regulatory Filings and Reporting

■	Preparation and coordination of the annual and semi-annual report EDGAR filing version for Forms N-CSR and N-CSRS
■	Preparation and filing of Form N-CEN
■	Preparation and filing of Form N-PORT
o	Obtain and include Risk Metrics in monthly N-PORT filings (optional service - additional fees apply)

Tailored Shareholder Reporting

■	Production and filing of stylized, iXBRL tagged, print ready share class level reports

Treasury Services

Expenses

■	Fund Expense Budgeting
■	Invoice Processing
■	Expense Calculations – e.g., management fee, fee waivers, expense cap and basis point analysis

Distributions and Related Reporting

■	Distribution calculations including income forecasting and expense projections
■	Form 10-99 DIV Reporting
■	Preparation of ICI Primary/Secondary/NRA to support tax characterization of distributions

Survey Reporting – standard ICI, Morningstar, Lipper, Imoneynet

■	Additional surveys may require fees

Regulatory Reporting Support

■	Provision of data to support Regulatory Filings including Form 13F Reporting, and 13G Reporting
■	Provision of data and filing Form 24F-2 Reporting
■	Preparation and dissemination of vendor/trustee 1099-Misc Forms annually
■	Calculation of data to support Financial Statements (Portfolio Turnover and Expense Ratios)
■	Provision of data to support Prospectus and SAI updates
■	Provision of data to support Annual 15-C Reporting
■	Customized board reporting requires additional fees

Tax Services US

Core Services (included in fee)

■	Fiscal year tax provision and Financial Statement Support
■	Annual Shareholder Reporting (ICI Primary/Secondary/NRA)
■	Annual Excise Tax Provisions
■	Annual 3rd Party Tax Return support
■	Annual distribution support

Note: Client is responsible for PFIC/CFC identification and associated costs (e.g., E&Y PFIC database).

Optional Tax Services – Additional Fees Apply:

■	Preparation and Review of Tax Returns
■	Signature of Tax Returns as Paid Preparer by KPMG
■	Excise period distribution estimate
■	Additional full provision estimate
■	Passive Foreign Investment Company Income (PFIC) Support
■	Daily wash sales

■	Additional services available

Control Reporting

■	Annual Global Accounting and Boston Fund Financial Reporting SOC1 report issued every 6 months
■	38a-1 quarterly attestation letter and annual Summary of Procedures
■	38a-1 annual Attestation Review (AT C-205)

APPENDIX 1 TO SCHEDULE 1

INVESTMENT INFORMATION AND REPORTING SERVICES

1. Definitions.

“Annual Fee” means an amount equal to all fees payable by the Customer or the Accounts for the Services provided under this Appendix in a given calendar year.

“Information Reports” means those reports provided by J.P. Morgan to the Customer in accordance with this Appendix.

“Material Error” means an error in an Information Report provided under any Exhibit to this Appendix that fails to detect a material breach of one or more Service Criteria applicable to the Account to which the Information Report relates, which material breach results in a loss that would not have been incurred in the absence of the Material Error.

“Service Criteria” means those Customer-defined investment and compliance reporting guidelines and requirements reasonably acceptable to J.P. Morgan with respect to its ability to service such guidelines agreed between the Customer and J.P. Morgan which are capable of objective determination as more particularly described in the Exhibits to this Appendix.

2.	The Services.
(a)	J.P. Morgan will provide to the Customer the reporting services detailed in the Exhibit(s) to this Appendix.
(b)	J.P. Morgan has no duty to advise the Customer or the Investment Adviser as to the purchase or sale of any Securities or other property or to monitor the performance of the same, except for the purpose of producing the Information Reports or providing related services, and J.P. Morgan is not liable for the failure by the Customer, the Investment Adviser or other person acting on the Accounts’ behalf to adhere to the Service Criteria or any recommended course of action to address service breaches. In addition, the Customer agrees and acknowledges that the Information Reports are based on historical information and J.P. Morgan has no duty and is not authorized to prevent or amend any investment by the Customer or the Investment Adviser.
(c)	The Customer acknowledges and agrees that J.P. Morgan may make use of various calculation methodologies in preparing one or more of the Information Reports and that the Customer has had an opportunity to make inquiries regarding J.P. Morgan’s methodologies therefor and for the Services provided pursuant to this Appendix, as applicable, and, whether or not the Customer availed itself of such opportunity, the Customer hereby agrees to J.P. Morgan’s use of such methodologies in preparing the applicable Information Reports.

3. Liability.

(a)	Notwithstanding any other provision of this Agreement, to the maximum extent permitted by Applicable Law, J.P. Morgan’s aggregate liability arising from an event or events occurring during any calendar year with respect to any Service provided under any Exhibit to this Appendix shall be an aggregate amount equal to five times the Annual Fees payable for all the Services provided by J.P. Morgan under that particular Exhibit.
(b)	The Customer expressly acknowledges that index performance is not illustrative of any particular investment, and that J.P. Morgan’s groupings of the Accounts are constructed based on the Customer’s direction only.

(c)	J.P. Morgan makes no warranties or representations of any kind, whether express, implied, statutory or otherwise, concerning the Information Reports or the Services provided hereunder.

Exhibit 1 to Appendix 1 - Compliance Reporting Services

J.P. Morgan will provide the below-indicated Compliance Reporting services for the Customer on a daily basis with respect to the Account(s) indicated by the Customer:

Standard Compliance Reporting

Standard Compliance Reporting is an exception-based reporting service designed to assist clients in detecting potential warnings and violations in connection with pre-agreed investment guidelines. Reporting is set at account level or applied to composite scheme structures, and is made available to the Customer via J.P. Morgan Markets. Frequency of monitoring is aligned to the frequency of the Customer’s Fund Accounting service through J.P. Morgan.

■	Standard client setup process involves:
■	Agreement to and documentation of rules to be applied (in accordance with accepted compliance criteria);
■	Creation of agreed rules and tests in the compliance system; and
■	Setup of the Customer’s access to the reporting application and interface on J.P. Morgan Markets (Breach Register). Access can be facilitated for up to 10 users from the Customer’s compliance and risk teams, following the subscription to the service.

Additional Compliance Reporting benchmarks can be incorporated at a constituent level (on an out-ofpocket basis) to provide the ability to compare country, industry, issue, ratings and duration to the benchmark, on terms separately agreed with the Customer.

Breach Review

■	Breach Review Services include the following:
■	Review of all reported potential violations and warnings (together, “adverse events”);
■	Research of reported adverse events in accordance with agreed procedures;
■	Reporting of whether an adverse event is valid and ongoing or can be cleared as false or resolved, in collaboration with the Customer;
■	Recommendation and Initiation of rule changes to enhance rule reporting, where appropriate; and
■	Final analysis of and assistance to the Customer in ‘closing’ any adverse event breaches (the responsibility for which will still rest with Customer), along with final findings.

Fund Manager Follow-up

■	Review of all the exception reports triggered from the Customer’s compliance parameters;
■	If necessary, contact with the fund manager to confirm the portfolio position and discuss the compliance breach;
■	Creation and submission to the Customer of a narrative of the dialogue with the fund manager within the J.P. Morgan Markets Breach Register, along with details of the fund manager’s response; and
■	Allocation of individual breaches and adverse event causes to specific Customer employees, as appropriate and on terms pre-agreed with the Customer.

Additional Notes:

Client-Specific Market Data: J.P. Morgan reserves the right to charge the Customer for procuring data related to benchmarks, any other additional market reference data or third party accounting / collateral data that is not currently subscribed or sourced by J.P. Morgan or for which J.P. Morgan is charged a per-customer fee or incurs additional one-off or ongoing costs.

Exhibit 2 to Appendix 1 - Performance Measurement Services

J.P. Morgan will provide the below-indicated Performance Measurement services for the Customer on a daily basis with respect to the Account(s) indicated by the Customer:

■	Performance Measurement Services include the calculation and analysis of investment returns and asset allocation on an absolute and relative basis. The reporting provided by J.P. Morgan will include portfolio, composite and benchmark rate of return calculations, as well as access to ex-post risk statistics such as volatility, tracking error and Sharpe ratio.
■	Performance Measurement Services require the Customer’s subscription to J.P. Morgan’s accounting service.

The Customer subscribes for the Performance Measurement Services indicated below:

☐	Performance Basic: The basic performance service calculates returns at a total portfolio level only, or where the portfolio solely holds commingled/pooled funds.

Additional Information

■	Performance can be calculated both gross and net of fees, where the relevant fees are processed within the client portfolio.
■	Additional fees may apply for indices or complex benchmark calculations not currently supported by J.P. Morgan. All index data availability is subject to appropriate third-party vendor agreements being in place.
■	Access to a standard package of online reports and dashboards via J.P. Morgan Markets is included.
■	At the start of service, historical total portfolio, composite and benchmark level data can be loaded at no additional cost if supplied in J.P. Morgan’s requested format. The requirements will be discussed with the Customer prior to onboarding.

Appendix A to Schedule 1

NET ASSET VALUE ERROR CORRECTION POLICY & PROCEDURES

1.	Definitions

The following terms shall have the meaning hereinafter stated:

“Fund” means an investment fund for which J.P. Morgan provides NAV calculation services under the Agreement.

“Fund Benefit” means a situation where a Fund has either paid insufficient redemption proceeds as a result of an understatement of NAV or received excessive subscription proceeds as a result of an overstatement of NAV. When such a Fund Benefit occurs, the individual Shareholders effecting transactions suffer a corresponding loss (a “Shareholder Loss”).

“Fund Loss” refers to a situation where a Fund has either paid excessive redemption proceeds as a result of an overstatement of the NAV or received insufficient subscription proceeds as a result of an understatement of the NAV. When such a Fund Loss occurs, the individual Shareholders effecting transactions received a corresponding benefit.

“NAV” shall mean the net value of a Fund’s assets and liabilities.

“NAV Error” is defined as one or more errors in the computation of net asset value which, when considered cumulatively, result in a difference between the originally computed NAV and the corrected NAV of at least USD 0.010 (one cent) per Share. This computation is based upon the actual difference and is not based upon any rounding of the NAV.

“NAV Error Period” comprises those days during which a NAV Error existed.

“Net Fund Loss (Benefit) Amount” means an amount equal to the difference between (i) the aggregate amount of Fund Losses less (ii) the aggregate amount of Fund Benefits arising out of a given NAV Error. This amount shall be a “Net Fund Loss Amount” when a positive number and a “Net Fund Benefit Amount” when a negative number.

“Per Share NAV” shall mean the result obtained by dividing a Fund’s NAV by the number of existing Shares of the Fund. In determining Share value, fractions will be taken to two or four decimal places, as agreed upon with the Customer. Share value shall be determined as of each valuation date before taking into account additions to and withdrawals from the Fund occurring as of such valuation date.

“Per Share NAV Error” is the difference between the originally computed per Share NAV, and the amount that would have been computed had the errors not occurred.

“Shareholder” means a holder of one or more Shares.

“Shares” means the units or shares issued by the Fund.

The term “responsible person” means one or more persons who, by virtue of negligence, fraud, or willful misconduct, caused or contributed to an NAV Error.

2.	General Principles

J.P. Morgan shall not be liable for any Shareholder Loss, Fund Loss or Net Fund Loss Amount in the absence of J.P. Morgan’s negligence. J.P. Morgan shall not be liable for (i) the accuracy or completeness of any information provided to J.P. Morgan by the Investment Adviser or any Information Provider, (ii) values stated by the trustee of any group trust, including common and collective funds (each, a “Group Trust”), which shall be reported at the value stated by the trustee of the Group Trust (other than when J.P. Morgan is the trustee), (iii) the net asset value or other unit or share value as announced by any limited partnership, limited liability company, investment company, or other fund or its operator, (iv) any redemption fees, surrender charges or similar fees or charges imposed on any investment held by the Fund; or (v) NAV errors, as described in Section 3(a) below.

3.	Error Correction Procedures

The following procedures will be utilized by J.P. Morgan with respect to NAV error corrections:

(a)	If the error in the computation of the net asset value is less than USD 0.010 (one cent) per Share, no action shall be taken.
(b)	If a Per Share NAV Error is less than ½ of 1% (one half of one percent) of the originally computed Per Share NAV, J.P. Morgan, on behalf of the Fund, will determine whether total Fund Losses exceeded total Fund Benefits for the NAV Error Period. If the Fund incurred a Net Fund Loss Amount, the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons, which may include J.P. Morgan. If the Fund had a Net Fund Benefit Amount, no action needs to be taken; however, such Net Fund Benefit Amount should not be carried forward to any analyses performed in the future for other NAV Errors that may arise.
(c)	If the Per Share NAV Error equals or exceeds ½ of 1% (one half of one percent) of the originally computed Per Share NAV, 1) account adjustments should be made to compensate Shareholders for Shareholder Losses, and 2) the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons, which may include J.P.Morgan, for Fund Losses.
(i)	With respect to individual Shareholder Losses, the Customer will be responsible for causing the Fund (or responsible party) to pay to individual Shareholders any additional redemption proceeds owed and either refund excess subscription monies paid or credit the Shareholder account as of the date of the NAV Error, for additional Shares. Nevertheless, no correction of a given individual Shareholder account shall be made unless the applicable Shareholder Loss for such Shareholder equals or exceeds a de minimis amount of USD 25 (twenty-five dollars).
(ii)	With respect to Fund Losses, the Customer will be responsible for causing either the responsible person or persons or the individual Shareholders to reimburse the Fund for the amount of the Fund Losses. (Note that there is no netting of Fund Losses (as described in (b) above) where the error equals or exceeds ½ of 1% (one half of one percent) of NAV, to the extent benefits were paid out by the Fund to Shareholders as account adjustments).
(d)	In the case of an NAV Error that fluctuates above and below ½ of 1% (one half of one percent) individual Shareholder adjustments should be effected for those days where the NAV Error was equal to or exceeded ½ of 1% (one half of one percent). With respect to the remaining days, the Fund level process described in Sections 3(a) and (a) above shall apply.
(e)	If there is a subsequent discovery of an error which affects a NAV Error Period that had previously been corrected in the manner described above, the subsequently discovered NAV Error should be analyzed in isolation without taking into consideration the previously corrected NAV Errors.
(f)	In cases where an NAV Error (as described in (c) above) has occurred, the Customer, upon J.P. Morgan’s request, will instruct the Transfer Agent to reprocess transactions and to adjust each Shareholder’s Shares upwards or downwards accordingly, at the expense of the responsible person or persons. If the Transfer Agent does not agree to reprocess transactions resulting from an NAV Error for which J.P. Morgan is a responsible person, J.P. Morgan’s liability will be limited to the amount it would have been liable for had the reprocessing occurred.

(g)	In cases where J.P. Morgan is not the responsible person with regard to an NAV Error, J.P. Morgan shall be entitled to reasonable compensation from the Customer or the Fund for the work it performs with respect to the remediation of the NAV Error.

In cases where J.P. Morgan is a responsible person with regard to an NAV Error, but not the sole responsible person, the Customer or the Fund, to the extent customary under industry practice, shall seek recovery from each such responsible person, for its proportional share of the applicable Fund Loss, Net Fund Loss Amount or Shareholder Loss, as applicable.